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                                THE KROGER CO.
                               1014 VINE STREET
                             CINCINNATI, OH  45202


                                       June 24, 1996

Board of Directors
The Kroger Co.
1014 Vine Street
Cincinnati, OH  45202

Ladies and Gentlemen:

     I am familiar with the proceedings taken and proposed to be taken by The Kroger Co., an Ohio corporation (the "Company"), in connection with the issuance of up to $500 million aggregate principal amount of Debt Securities (the "Securities"). I have acted as counsel to the Company in connection with its preparation of (1) a Registration Statement relating to such issuance of the Securities and the public sale thereof on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") for the registration of the Securities under the Securities Act of 1933, as amended (the "Act"); (2) the form of Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement"); and (3) the forms of Indentures filed as exhibits to the Registration Statement (the "Indentures"). I have examined the aforementioned documents; the Amended Articles of Incorporation and Regulations of the Company; the corporate minutes of the proceedings of the directors and shareholders of the Company; and such other records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

     Based upon the foregoing, I am of the opinion that, when the Registration Statement becomes effective under the Act, the respective Indentures have been duly executed and delivered, and the Securities have been duly executed and authenticated in accordance with the terms of the respective Indentures and issued and sold in accordance with the Underwriting Agreement, the Securities will constitute the valid and binding obligations of the Company.

     The foregoing opinion is subject to applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally, as from time to time in effect, and to general
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equity principles.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement under the caption "Validity of Debt Securities" therein. In giving such consent, I do not admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                            Very truly yours,



                                            (Paul W. Heldman)
                                            Paul W. Heldman
                                            Vice President, Secretary,
                                            and General Counsel